Exhibit 15
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549
We are aware that our report dated August 13, 2007 on our review of the interim financial information of Blue Valley Ban Corp. for the periods ended June 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in Registration Statement 333-46022. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.
/s/ BKD, LLP
Kansas City, Missouri
August 13, 2007
Twelve Wyandotte Plaza       120 West 12th Street, Suite 1200       Kansas City, MO 64105-1936       816 221-6300       Fax 816-221-6380